UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

 November 26, 2012

GERMAN AMERICAN BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-15877

       35-1547518

(Commission File Number)

  (IRS Employer Identification No.)

            711 Main Street, Box 810

        Jasper, Indiana

47546

 (Address of Principal Executive Offices)

         (Zip Code)

(812) 482-1314

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 26, 2012, German American Bancorp, Inc., announced that its Board of Directors had elected M. Darren Root to the Board of Directors of the Company and of its bank subsidiary.  Mr. Root’s term as a Director of the Company will commence January 1, 2103, and continue until the annual meeting of shareholders in 2014, and until his successor is elected and has qualified.

In order to create a vacancy on the Company’s Board of Directors for Mr. Root, the Board increased its size from 11 to 12 members and allocated the vacant seat to the class of directors that has terms expiring at the annual meeting of shareholders to be held in the year 2014.

The Board has determined that Mr. Root has no relationship to the Company or its officers or directors that, in the opinion of the Board, would interfere with the exercise of his duties as a director, and that Mr. Root is therefore independent for purposes of the application of the Board independence standards established by rules of NASDAQ.

The Board also appointed Mr. Root to be a new member, also effective January 1, 2013, of the Audit Committee of the Board of the Company and the audit committee of the board of directors of its bank subsidiary.

German American Bancorp issued a press release announcing the election of Mr. Root on November 26, 2012, which is filed as Exhibit 99.1 to this Report, and is incorporated herein by reference.

Item 9.01.

Financial Statements And Exhibits.

(c)

Exhibits

99.1

Press Release, dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date:   November 26, 2012

By:  /s/ Mark A. Schroeder

       Mark A. Schroeder, Chairman and CEO